Exhibit 10.4

CONFIDENTIAL TREATMENT REQUESTED

ECHOSTAR SATELLITE L.L.C.
AFFILIATION AGREEMENT

CURRENT TV

        This Affiliation Agreement (the "Agreement") is entered into as of January 29, 2007 (the "Effective Date") by and between Current TV, LLC ("Network") a Delaware limited liability company, 118 King Street, San Francisco, CA 94107 and EchoStar Satellite L.L.C., a Colorado limited liability company ("EchoStar").

RECITALS

        A.    EchoStar has established a multi-channel video distribution platform for the distribution of programming services; and

        B.    EchoStar desires to obtain the rights to distribute the Service in accordance with the terms and conditions contained in this Agreement.

        For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

AGREEMENT

        1.    CERTAIN DEFINITIONS:

        The following terms shall have the meanings set forth below:

          (a)   "Affiliate" with respect to either party means any person or entity that directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with that party. For the purposes of this definition, the term "control" (including the words "controlling" or "controlled by") shall mean the power to direct or cause the direction of the management, policies and/or affairs of a person or entity whether through the ownership of voting securities, by contract or otherwise.

          (b)   "Distribution System" means the distribution system employed by EchoStar to distribute audio, video, data and other programming services to Subscribers in the Territory whereby the programming satellite signal or feed is: (i) received by EchoStar and (if applicable) is digitized, compressed, encrypted, and otherwise processed; and (ii) transmitted for reception by Subscribers using transmission systems which are owned, operated, leased, controlled, managed or otherwise accessed by EchoStar. For clarity, the parties agree and acknowledge that the term Distribution System is inclusive of all transmission systems used by EchoStar to transmit audio, data, video and other programming, including, without limitation, C-band receive facilities such as SMATV systems and all forms of wireless and wire-line data distribution technology (including, by way of example but not limitation, BSS or FSS satellite regardless of frequency or band; copper wire; fiber optic or coaxial cable; all forms of terrestrial wireless; Internet Technologies; and any other technology either now existing or later developed).

          (c)   "Internet" means the series of global, interconnected, packet-switched networks that utilize transmission control protocols ("TCP") and internet protocols ("IP") to communicate and otherwise transmit information to and from connected users' computers and operating systems.

          (d)   "Internet Technologies" means technologies using one or more computer networks that utilize TCP/IP, IP or other architecture or that uses computer terminals, terminal servers, routers, multicasting technology or other data processing or transmission device (regardless of transmission speed experienced by the end user) whether via cable, wire, wireless, set-top boxes or other technology, regardless of the end-user's viewing device. Without limiting the generality of the foregoing, "Internet Technologies" shall include, without limitation, the Internet as presently configured and all modifications and additions thereto and substitutions thereof (including, without limitation, the Internet II) whether using means, methods, processes media or technology now known or later developed. It is specifically acknowledged and agreed that Internet Technologies shall include the right to "download," "stream" and/or "pre-cache" (as such terms are used in the Internet industry) programming, whether at a time determined by EchoStar, the Subscriber or any third party.

          (e)   "Facility" means the downlink facility at which the Service is received by EchoStar or its Affiliate. The term "Facility" shall include, without limitation, the reception, compression, processing and uplink/data aggregation facility(ies) operated by or on behalf of EchoStar or any of its Affiliates in Cheyenne, Wyoming, Gilbert, Arizona or any additional location designated by EchoStar from time to time in its sole discretion.

          (f)    "Other Distributor" means any other person or entity, including Network, which distributes the Service by any means including without limitation DBS providers, cable system operators, cellular telephone providers and Internet service providers.

          (g)   "Service" means the twenty-four (24) hour per day, seven (7) day per week, linear programming service commonly known as "Current" (as more fully described below in the "Content of the Service" section of this Agreement). The term "Service" includes any commercial advertising that may air on the Service and VOD Content (as defined below).

          (h)   "Service Subscriber" means any Subscriber that is intentionally authorized by EchoStar or its Affiliate to receive and who actually receives the Service from EchoStar or its Affiliates.

          (i)    "Signal" means the programming signal or feed containing the Service including all video, audio, data and other components as delivered by Network to the Facility.

          (j)    "Subscriber" means any residential or non-residential (including, without limitation, commercial) location (including, without limitation, commercial locations such as bars, restaurants and offices and bulk billed accounts such as hotels, motels apartments, prisons, RV parks, truck stops, assisted living facilities hospitals, gated communities, and universities) or person in the Territory that is intentionally authorized by EchoStar or its Affiliate to receive any level of television programming service or package of television programming services, either directly or through a Sub-distributor.

          (k)   "Territory" means the United States, its territories, commonwealths and possessions, including without limitation the District of Columbia, Puerto Rico and the United States Virgin Islands.

        2.    TERM:    Except as otherwise provided in this Agreement, this Agreement shall commence on the Effective Date and terminate on [*] (the "Term").

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        3.    GRANT OF RIGHTS:

          (a)    Grant of Rights.    Network hereby grants to EchoStar and its Affiliates the non-exclusive right and license (including without limitation the requisite license to all copyright, trademark and other intellectual property rights appurtenant to the programming content that makes up the Service) throughout the Term to offer sell and distribute the Service in the Territory, via the Distribution System for viewing, exhibition and display by Service Subscribers using any form of device used for the reception and display of visual images, audio and/or data. By way of example, but not in limitation of the previous sentence, EchoStar shall have the right to distribute the Service to (i) residential locations, (ii) commercial locations and (iii) vehicles (e.g. cars, airplanes, recreational vehicles and commercial hauling vehicles. For clarity, notwithstanding the generality of the foregoing, but subject to the next sentence and the terms of Section 13, EchoStar shall not have the right to distribute the Service using a point to multipoint non-secure Internet based distribution modality. [*] For clarity, the term New Media Products shall also include interactive components, features and functionality associated with the Service (by way of example but not limitation all forms of pro-synchronous and a-synchronous data and materials that may be passes along with the Signal (defined below) that enhance or augment the customer's viewing experience).

          (b)    Additional Rights.    In addition to and without limiting the generality of the grant of rights contained in subsection (a) above, EchoStar shall have the right and the license, but, except as expressly provided in this Agreement, not the obligation to: (i) receive and decrypt the Service; (ii) advertise, promote, publicize, market and sell subscriptions to the Service (and/or the Service as bundled with other services) in the Territory pursuant to the terms and conditions contained in this Agreement (which right, for the avoidance of doubt, shall extend to EchoStar's retail distribution network); (iii) transport and arrange for the transport of the Signal to third parties who gain rights to the Service independent of EchoStar including, without limitation, to cable system operators (both franchised and non-franchised); and (iv) sub-distribute, re-sell and/or otherwise sublicense the Service to third parties (collectively, "Subdistributors") (including on a bulk bill basis) including, without limitation, cable system operators and service providers to developments such as master planned communities, gated residential communities, homeowners' associations, multiple dwelling units, colleges and universities, and housing cooperatives (which sub-distribution may include sub-distribution to parties that may use various technological methodologies to obtain and distribute the Service including, without limitation, C-band receive facilities such as SMATV systems and all forms of wireless and wire-line data distribution technology such as BSS or FSS satellite regardless of frequency or band, copper wire, fiber optic, or coaxial cable, Internet Technologies and all forms of terrestrial wireless either now existing or hereafter developed). EchoStar shall have the right but not the obligation to receive the Signal from any Other Distributor.

          (c)    Right to Record.    EchoStar and its Affiliates may record the Service in EchoStar's sole discretion in furtherance of the rights granted in this Agreement including, without limitation, EchoStar's right to preempt and replace content that airs on the Service as allowed in this Agreement.

          (d)    Overspill.    Notwithstanding anything to the contrary contained in this Agreement, Network understands and agrees that the Signal, when transmitted from a satellite by EchoStar or its Affiliates, may extend beyond the geographic boundaries of the Territory and that such "overspill," in and of itself, shall not be a breach of this Agreement.

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        4.    CONTENT OF THE SERVICE:

          (a)    Content Description.    The programming on the Service shall consist exclusively of: news, information and lifestyle programming aimed at the 18-34 year old audience focusing on the latest in young adult culture, including, without limitation, technology, fashion, television, music, videogames, environment, finance, politics and spirituality. Network represents and warrants that the foregoing content description is the most restrictive content description that it has in its agreements with all Other Distributors. For clarity, Network acknowledges and agrees that content description is a material term as such term is referenced in Section 13 below and further that EchoStar shall be entitled to the benefit of any more favorable content description afforded to any Other Distributor in accordance with Section 13 below, provided that notwithstanding the terms of Section 13 below, EchoStar shall not be required to perform any condition in order to receive a more favorable content description.

          (b)    Content Limitations.    Network agrees that the Service (including any advertising contained in the Service) will not contain [*]

          (c)    Repetition Limitation.    At least [*] of the hours of the programming on the Service each day shall be original programming distributed exclusively on the Service.

          (d)    Advertising Restrictions.    The Service shall not contain more than [*] of commercial advertising time during any one hour period, which [*] shall include any Avails (as defined below). [*] In addition, Network agrees that the Service shall not contain any promotions or advertisements for any other television video programming service (including any programming service affiliated or associated with Network) unless EchoStar distributes the other service via the Distribution System. The Service shall not include any advertising or messages which in any way disparages EchoStar, any Affiliate of EchoStar or the Distribution System (either generically as satellite technology or specifically as DISH Network or any successor brand). The Service shall not include any calls to action or similar messages, prompts or triggers with respect to information embedded in or around the Signal that EchoStar has not agreed to in advance and in writing. Network agrees that the Service will not air any promotional spot (whether alone or in conjunction with any other person or entity) indicating that any other method of video distribution offers a service not available on the Distribution System. Except as specifically provided herein, Network shall not black out any programming that airs on the Service and the Service shall not include any programming for which Network seeks a surcharge or additional fee of any kind. In addition to and without limiting any other rights and remedies EchoStar may have, EchoStar shall have the right to preempt and replace any material that violates this subsection or any other provision of this Agreement in any way.

          (e)    Second Service.    Network agrees that it will not use the Service to nest or incubate another programming service within the Service (a "Second Service"), nor will it "clone" the Service into a Second Service by duplicating the programming on the Service and distributing it on such Second Service. If Network breaches the foregoing provision, then in addition to and without limiting any other remedies at law or in equity, EchoStar shall have the right to carry the Second Service on terms that are no less favorable to EchoStar than those granted to any other distributor of such Second Service. For clarity, such second service MFN treatment shall in any event comply with the provisions of Section 13 below. EchoStar shall have no obligation to carry or transmit a Second Service.

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          (f)    Direct On-Air Programming Restrictions.    Without the prior written consent of EchoStar, the Service may not contain Direct On-Air Sales Programming (as defined below). If, for any reason, the Service contains Direct On-Air Sales Programming, in addition to any other rights EchoStar may have under this Agreement, EchoStar shall have the right to preempt any or all of the Direct On-Air Sales Programming and insert its own Direct On-Air Sales Programming or other programming during any time slots which contain such materials. EchoStar shall have the right to retain all proceeds associated with its sale and/or use of Direct On-Air Sales Programming time. Additionally, and without limiting any other rights or remedies of EchoStar, if EchoStar does not preempt Network's Direct On-Air Sales Programming, Network shall pay to EchoStar (i) [*] of all Net Sales (as defined below) or (ii) [*] of the compensation received by Network from a third party for the purchase of Direct On-Air Sales Programming time on the Service based on the amount of time purchased by such third party. Where there is more than one distributor of the Service receiving a portion of Net Sales (at least one of which is EchoStar), EchoStar shall receive a [*]. Likewise, if Network is compensated by a third party for the purchase of Direct On-Air Sales Programming time on the Service and such Direct On-Air Sales Programming is distributed by two (2) or more distributors of the Service (at least one of which is EchoStar), then Network shall allocate the compensation otherwise payable to EchoStar pursuant to (ii) above between or among such distributors based on the percentage of subscribers to the Service that are served by each such distributor. Network shall pay such sums monthly to EchoStar within forty-five (45) calendar days after the end of the applicable month, and EchoStar shall have the right to audit Network's books and records relating to such proceeds in accordance with the "Reports; Audits" section of this Agreement. "Net Sales" means all amounts received by Network on account of time on the Service used for Direct On-Air Sales Programming less taxes and freight charges actually incurred by Network. "Direct On-Air Sales Programming" means [*]; provided, that Direct On-Air Sales Programming shall not include Network's regularly scheduled commercial announcement time (i.e., the commercial announcements distributed throughout the Service during other programming that are generally thirty (30) seconds or less in length and primarily used for promotional announcements or third party advertising of products and services, including those that are directly sold to the viewer during such commercial announcements). [*]

          (g)    Avails.    Network shall provide to EchoStar not less than [*] of commercial advertising time on the Service each hour during each calendar day of the Term (the "Avails"). EchoStar shall have the right to use the Avails as it chooses in its sole and exclusive discretion (including, but not limited to the sale of the Avails to third parties subject to Network's advertising policy attached hereto as Exhibit B and incorporated herein by this reference). EchoStar will comply with Network's advertising policy, except that EchoStar's Avails will not be pre-emptible by Network. [*] Network agrees that all Avails shall be evenly distributed throughout each and every hour of the Service on a twenty-four (24) hour basis, shall not occur between the actual or apparent end of one program and the actual or apparent beginning of another program and shall receive equal treatment with respect to placement in major events or highly publicized programming that is included in the Service. If Network increases the total amount of commercial announcement time on the Service to more than [*] per hour, then EchoStar shall receive [*] of the increase (rounded to the next highest thirty (30) second interval) and every increase thereafter. EchoStar and its Affiliates shall have the right to retain all of the proceeds derived from the sale of the Avails. Network shall provide EchoStar with industry standard cue tones to signal and enable EchoStar's use of the Avails.

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          (h)    Same Programming.    Network represents, warrants and covenants that, during the Term, the programming on the Service, as delivered to EchoStar at all points in time, shall be the same as the programming delivered by Network to all Other Distributors at those points in time. If it is not, then, in addition to and without limiting any other rights and remedies EchoStar may have, EchoStar shall have the unconditional right to receive and distribute, at no extra cost whatsoever, the programming included in the Service that Network is providing to Other Distributors, and Network shall ensure that that programming is delivered to EchoStar in accordance with the delivery terms contained in this Agreement. EchoStar shall have the right to distribute any and all additional feeds of the Service (including, without limitation, any additional time zone feeds or secondary audio programming feeds but excluding high definition feeds) as a part of any package or level of service at no additional cost. Any Subscriber receiving multiple feeds (other than a high definition feed) of the Service shall be counted as only one (1) Service Subscriber for purposes of payment by EchoStar.

          (i)    Closed Captioning and Program Rating Information.    Network represents, warrants and covenants that it shall, at its sole expense, include as part of the Signal closed-captioning information, ratings data and any other materials to the full extent required by any current or future federal, state or local law, rule or regulation (collectively, the "Law") and to the extent required to ensure that EchoStar is in compliance with the Law regardless of whether the Law now or in the future imposes the obligation to include closed captioning information on Network, EchoStar or a third party. This includes, without limitation, meeting any and all benchmarks for captioning programming, including without limitation foreign language programming, as set forth in 47 CFR 79.1 of the regulations of the Federal Communications Commission ("FCC") as amended from time to time (the law and the regulations collectively referred to as the "Closed Captioning Requirements"). Network also agrees to cooperate with EchoStar to the extent necessary to establish compliance with the Closed Captioning Requirements. Network shall use its best efforts to provide complete, accurate and timely program rating data to EchoStar's designated data provider (currently Tribune Media Systems), as that data provider may be changed from time to time. For standard definition, such data shall be delivered in accordance with CEA 608-C. For high definition, Network shall (i) provide CEA 608-C compatibility data within CEA-708-B structures as described in CEA 708-B, including closed caption and parental rating information and (ii) ensure that the bandwidth allocated for CEA 708-B closed caption data does not exceed 20 kbps. Network acknowledges and agrees that neither EchoStar, nor any of its Affiliates, shall have any liability in connection with Network's failure to prepare, insert or include closed-captioning information, as applicable, in the Service as required by this subsection or the Law. Network shall indemnify, defend and forever hold harmless EchoStar, its Affiliates and each of their respective officers, shareholders, directors, employees, partners and agents, as provided in the "Indemnification" section of this Agreement, against and from any and all costs (including without limitation any costs of preparing and including closed-captioning and program rating data in the Service), damages and expenses (including without limitation fines, forfeitures, FCC enforcement actions and associated costs, attorneys' fees, disbursements and court or administrative costs) arising out of Network's breach of this subsection.

          (j)    Children's Television.    Network represents, warrants and covenants that the Service complies, and will continue to comply, in all respects with the commercial matter limitations of the Children's Television Act of 1990, and the regulations of the FCC promulgated under that Act from time to time, as amended from time to time, to the extent that they apply to EchoStar, (the law and the regulations collectively referred to as the "Children's Television Requirements"). Network shall provide to EchoStar all records necessary for EchoStar to timely demonstrate its compliance with the Children's Television Requirements.

          (k)    Other Laws.    In the event that any programming on the Service is regulated by any Law other than the Closed Captioning Requirements and the Children's Television Requirements that is applicable to EchoStar or its Affiliates, then Network shall comply with the Law, ensure that the Service complies with the Law and provide EchoStar with all documents reasonably necessary for EchoStar to demonstrate compliance with the Law in a timely manner.

          [*]

          (m)    Content Deviation.    If for any reason EchoStar, in good faith, determines that the Service (i) includes programming prohibited by this "Content of the Service" section and/or (ii) does not include programming of at least the quantity, quality, type and content as required by this "Content of the Service" section or any other provision of the Agreement (a "Content Deviation"), EchoStar shall provide Network with written notice stating the basis of the Content Deviation. If the Content Deviation is not cured to EchoStar's satisfaction within thirty (30) calendar days after the date that the notice was given, EchoStar shall have the right, in addition to any other rights or remedies available to it in this Agreement, at law or in equity but not the obligation, at its sole option to: (A) discontinue distribution of the Service; (B) preempt the deviating and/or prohibited programming; and/or (C) receive credit against the Fees in the proportion that the hours (or portion thereof) of programming each day which is either prohibited or deviates from the programming required bears to the total hours the Service is transmitted each day, which credit shall be applied against the Fees determined by EchoStar in its sole discretion; provided, that Network agrees and acknowledges that there are certain breaches which are incapable of being cured and are therefore not subject to the thirty (30) day cure period.

          (n)    Certificate of Compliance.    Within thirty (30) days after the last day of each calendar year during the Term, or upon written request by EchoStar at any time during the Term, Network shall deliver to EchoStar written certificate of its compliance or non-compliance (as the case may be) with this "Content of the Service" section of the Agreement signed by Network's Chief Financial Officer. The certification shall also include a description of the means and mechanisms Network used to determine whether it has complied or failed to comply with the "Content of the Service" section of this Agreement.

          (o)    Remedies.    Network acknowledges that compliance with the "Content of the Service" section of this Agreement is material to this Agreement, and that any remedial measure specified in this Agreement is bargained for, not as a penalty but rather as a reasonable allocation of damages which would otherwise be difficult to ascertain. Any remedy specified in this "Content of the Service" section of the Agreement shall be in addition to and not in limitation of any other rights or legal or equitable remedies EchoStar may otherwise have.

        5.    DELIVERY AND DISTRIBUTION OF THE SERVICE:

          (a)    EchoStar's Distribution Obligation.    Subject to Network's compliance with the Signal delivery obligations contained in this Agreement, EchoStar shall launch and carry the Service [*] The actual date on which the Service is launched shall be called the "Launch Date." EchoStar shall use commercially reasonable efforts to launch the Service in accordance with the foregoing on or before February 1, 2007. So long as EchoStar carries the Service in accordance with the foregoing, it shall also have the right to distribute the Service in incremental tiers and packages in its discretion and on an a-la-carte basis at no additional charge.

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          (b)    Delivery by Network.

            (i)    Delivery of Signal.    Network shall, at its own cost and expense, deliver to EchoStar the Signal (i) at a high level of video and audio quality; (ii) at a minimum, at a technical quality comparable to that of signals delivered by other programming services that are carried by EchoStar in the same levels or tiers as the Service; (iii) in compliance with EchoStar's reasonable technical requirements; and (iv) in compliance with industry standards, to the Facility and all other locations within the Territory designated by EchoStar in its sole discretion. Network shall, at its own cost and expense, (A) deliver the Signal using a domestic communications satellite commonly used for the transmission of pay television programming which is receivable at all times during the Term by the Facility without additional expense to EchoStar; (B) fully encode and scramble the Signal using technology, standards, practices and procedures which are generally accepted throughout the pay television industry; and (C) either have in place appropriate back-up transponder space on a second domestic communications satellite or a reserve back-up fiber optic link to the Facility so that, in the event of a failure of the first satellite or fiber optic link, delivery of the Service to the Facility shall not be interrupted or discontinued. At least forty five (45) days in advance of the Launch Date, Network shall deliver to EchoStar both the Signal and primary and secondary integrated receiver decoders ("IRDs") capable of decoding the Service. Network agrees and acknowledges that EchoStar's launch and distribution of the Service is expressly contingent upon Network providing the IRDs and EchoStar having the forty five (45) day period to test the Signal. The Signal shall be deemed delivered to EchoStar when received in a form technically acceptable to EchoStar. EchoStar agrees and acknowledges that Network has timely delivered to EchoStar the Signal and IRDs. Except as otherwise expressly provided in this "Delivery by Network" subsection or any other part of the Agreement, all costs and expenses incurred with respect to reception of the Service from the satellite by the Facility and its distribution to Service Subscribers shall be borne by EchoStar.

            (ii)    Change in Delivery.    In the event Network changes the satellite or encryption technology or otherwise modifies the Signal in such a manner that the Signal cannot be received or used by EchoStar or its Affiliates as required by this Agreement (a "Delivery Change"), then Network unconditionally agrees to promptly reimburse EchoStar for any reasonable and direct costs to acquire and install the necessary equipment to receive and/or use the Signal, which amount shall be payable by Network within thirty (30) days after receipt by Network of an invoice from EchoStar. Network agrees to provide EchoStar with at least ninety (90) days' prior written notice of a Delivery Change; provided that, if a satellite change is the result of a Force Majeure (as defined in the "Force Majeure" section of this Agreement), Network shall provide EchoStar with written notice as soon as reasonably practicable. Notwithstanding the foregoing, if Network makes a Delivery Change to a satellite or technology commonly used for the transmission of pay television programming, Network shall be required to reimburse EchoStar for only a pro rata portion of such costs, if any, which pro rata portion shall be determined by multiplying the total amount of such reasonable and direct costs by a fraction, the numerator of which shall be the number of channels included in the Service (which could be one or more), and the denominator of which shall be the number of cable programming services received and distributed by EchoStar that are available on the new satellite.

          (c)    Delivery by EchoStar.    Except as otherwise provided in this Agreement, the Service shall be exhibited in its entirety to Service Subscribers. Network acknowledges that EchoStar or its Affiliates may digitize, compress and encode the Signal, provided such digitizing, compression and encoding does not materially alter the quality of the Signal as reasonably discerned by the average viewer and that, on occasion, the Distribution System may be down for limited periods of time for maintenance. Neither such digitizing, compression and encoding, nor such maintenance downtime shall be deemed a prohibited interruption or alteration of the Service. EchoStar may provide Service Subscribers with, and provide the Service using, VCR or PVR-like functionality with respect to Service programming. For clarity, any restrictions on EchoStar contained in this Agreement shall only apply to EchoStar as a distributor of the Service in its capacity as a distributor of the Service (including without limitation with respect to the provision of IRDs and digital video recorders ("DVRs") to Subscribers), and shall not in any way inhibit EchoStar as a consumer electronics manufacturer.

          (d)    Reservation of Rights to Bandwidth.    Network represents and warrants that other than the principal video and accompanying audio portions of the Signal (the "Primary Signal"), including without limitation any portions of the bandwidth that may be created or made useable as a result of the digitization or compression of the Signal, not all of the signal distribution capacity contained within the bandwidth of the Signal is essential to or a part of the Service or necessary to the delivery or distribution of the Service. EchoStar reserves all rights in and to, and reserves all rights to use, such nonessential bandwidth of the Signal including without limitation, audio sub-carriers and all lines of the vertical blanking interval ("VBI") (and/or its digital equivalent) from the Facility through to Service Subscribers. Nothing contained in this Agreement shall restrict EchoStar from using any and all of the bandwidth of the Signal from the Facility through to Service Subscribers by any means or for any purpose so long as the use does not materially degrade or interfere with the quality of the Primary Signal. Notwithstanding the foregoing, EchoStar shall transmit to Service Subscribers all data or information that the FCC or any applicable Law requires EchoStar to transmit ("Required Materials") in a format reasonably specified by EchoStar. Notwithstanding anything to the contrary contained in this Agreement, EchoStar shall have the right, but not the obligation to distribute any material, information, data, images, sounds or features contained or embedded in or around any portion of the feed provided to EchoStar for the Signal that is not part of the Primary Signal or part of the Required Materials.

          (e)    Embedding.    Network shall not embed any information, data, images, sounds or features into or around any portion of the Signal (collectively, "Embedded Information") that is not related to the Service. Network agrees that it shall not include any Embedded Information that cannot be removed and/or blocked by the Distribution System using equipment then-existing and available at the Facility. Network hereby consents to such removal and blocking, and agrees to provide to EchoStar assistance and information reasonably requested by EchoStar with respect to the removal and/or blocking, as long as the removal and/or blocking will not remove, block, interfere with or impede in any way the Primary Signal or the Required Materials. If the equipment required for removal or blocking is commonly used in the cable television industry by DBS providers, EchoStar shall be responsible for obtaining the equipment. Notwithstanding the foregoing, Network agrees that, other than Required Materials, it shall not include any Embedded Information that would impede, interfere with or degrade the function of any hardware, software, firmware or any other equipment or device used by EchoStar or degrade the Primary Signal. Network acknowledges that Nielsen's video based measurement system may cause minimal degradation to the Primary Signal that may be perceptible to Service Subscribers, and agrees that it shall use commercially reasonable efforts to transition to the Nielsen audio based measurement system or a similar system that does not degrade the Primary Signal. Network represents that, other than the Required Materials, it is not currently engaged in embedding any Embedded Materials, and Network agrees that is shall provide EchoStar with ninety (90) days' advance written notice (or such shorter time as is practicable under the circumstances) of its intention to embed any Embedded Materials prior to commencement of such embedding, which notice shall describe with specificity the information Network intends to embed and the technical placement of the information within the Signal. Further, Network agrees that after commencement of the embedding, it shall provide EchoStar with at least one hundred twenty (120) days' advance written notice (or, if shorter, the maximum length of time that is practicable under the circumstances) of its intention to change any of the Embedded Materials and/or the technical placement of the Embedded Materials within the Signal.

          (f)    Video on Demand.

            (i)    VOD Content.    "VOD Content" shall be defined as specific programming from the Service, or as otherwise provided by Network, to be transmitted to a Subscriber, at such Subscriber's request, with the exhibition of any such program occurring following such Subscriber's request. Subject to (and not in limitation of) EchoStar's [*], each month during the Term Network shall make available to EchoStar for delivery via video on demand, the greater of (A) [*] of programming from the Service or (B) [*] that Network provides to any Other Distributor ("VOD Content"). Network shall refresh [*] of the VOD Content weekly. EchoStar shall have the right, but not the obligation, to distribute any or all of the VOD Content to its Subscribers. [*] For purposes of this Agreement, "VOD Gross Revenues" means the aggregate amount of the specific incremental fees received by EchoStar from Subscribers in connection with the viewing of the VOD Content (for clarity, this shall not include fees such as enabling fees, access fees and set top box fees), but shall not include any amounts collected by EchoStar in connection with taxes, assessments, or other fees imposed by applicable authorities related in any way to the VOD Content or EchoStar's transmission or distribution of the VOD Content. "VOD Net Revenues" with respect to VOD Content means VOD Gross Revenues less: (i) all applicable music performance rights and royalty payments (payable to ASCAP, BMI, SESAC and any other applicable music performance rights society) paid or payable by EchoStar in connection with the VOD Content; (ii) any credit, or refund given by EchoStar, in its sole discretion, to a Subscriber in connection with the VOD Content; (iii) any Subscriber charges for orders placed by telephone or the Internet, automatic number identification, or any other service provided by EchoStar in connection with Subscriber ordering of or payment for the viewing of the VOD Content (but not for ordering the VOD Content directly through a set top box); and (iv) Content Distribution Costs which shall not exceed [*]. "Content Distribution Costs" means all costs incurred by EchoStar in connection with any content management or distribution services in connection with the VOD Content, including without limitation encoding, encryption, storage, and/or transport costs.

            (ii)    VOD Content Information.    Network shall provide to EchoStar's designated data provider, as that data provider may be changed from time to time, (currently Tribune Media Systems) complete, accurate and timely program schedules and program rating data with respect to the VOD Content not less than 30 days in advance of the air date but in no event later than Network provides such data to any Other Distributor. In addition, Network shall provide to TV Guide Data Solutions, Inc. (a subsidiary of Gemstar-TV Guide International, Inc.) and TV Data (a subsidiary of Tribune Media Services, Inc.) the metadata information necessary to allow these entities to provide a materially accurate description of programming included in the VOD Content, which information will be provided in the metadata file that is provided with the VOD Content.

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            (iii)    VOD Advertising.    EchoStar shall determine, in its sole discretion, whether the VOD Content shall include advertising time ("VOD Advertising"). If EchoStar decides to distribute advertising as a part of the VOD Content, EchoStar shall have the right, either itself or through its agents, to sell [*] of the VOD Advertising and Network shall have the right, either itself or through its agents, to sell [*] of the VOD Advertising. Each party shall retain one hundred percent of the revenue derived from its VOD Advertising. All VOD Advertising sold hereunder shall comply with the terms and conditions contained in this Agreement, including without limitation the requirements contained in "Advertising Restrictions" subsection of the "Content of the Services" section of this Agreement.

            (iv)    VOD Content Payments.    Any amounts to be paid by either party to the other pursuant to this Video on Demand" subsection of the "Delivery and Distribution of the Services" section of this Agreement shall be paid within sixty (60) days after the end of the calendar month during which such amount is received by the paying party

        6.    FEES:

          (a)    The Fees.    In consideration of and subject to the terms and conditions set forth in this Agreement, EchoStar shall pay to Network, on a monthly basis, the fees specified in Exhibit A (the "Fees") for each Service Subscriber that receives the Service, which Fees shall be payable as set forth in this Agreement.

          (b)    Service Subscribers.    For purposes of the calculation of Fees, the number of Service Subscribers (per each level of packaging, as applicable) shall be calculated by (i) taking the sum of the number of Service Subscribers as of the last day of the applicable Reporting Period and the number of Service Subscribers as of the last day of the immediately preceding Reporting Period and (ii) dividing that sum by two (2). For purposes of this Agreement, "Reporting Period" shall mean the period of time between the 22nd day of one calendar month and the 21st day of the following calendar month, as such period may change from time to time in EchoStar's sole judgment. Each residential or commercial unit shall be counted as a single subscriber regardless of the number of integrated receiver-decoders within the unit. Except in the case of a Bulk Bill Arrangement, unoccupied residential locations shall not constitute Service Subscribers.

          (c)    Bulk Bill Arrangements.    Notwithstanding the foregoing, in the event that EchoStar or a Subdistributor distributes the Service on a bulk bill basis (a "Bulk Bill Arrangement"), the number of Service Subscribers for which EchoStar shall pay Network in accordance with Exhibit A shall be calculated by dividing (A) the total monthly retail rate EchoStar is paid in connection with the Bulk Bill Arrangement for the Service or for the package of services in which the Service is distributed by (B) the residential monthly retail rate a non-bulk rate Subscriber is charged by EchoStar for the Service or for the same package of services; provided, that in no event will EchoStar pay more than if all of the units subject to the Bulk Bill Arrangement were subject to the regular Fee as set forth in Exhibit A. If there is no residential monthly retail rate that a non-bulk subscriber is charged by EchoStar for the Service or same package of services that is provided pursuant to the Bulk Bill Arrangement, the number of Service Subscribers for which EchoStar shall pay Network in accordance with Exhibit A shall be [*] of the total number of units in the multi-unit development. EchoStar reserves the right to determine in its sole discretion whether a multi-unit development is subject to a Bulk Bill Arrangement.

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          (d)    Free Subscribers.    [*] Notwithstanding the foregoing, in the event EchoStar charges a specific incremental amount for the Service (i.e. not a general amount associated broadly, but a unique charge specifically attributable to the Service as distributed using multiplatform technologies) (a "Multiplatform Programming Price") to subscribers who receive the Service through more than one distribution technology ("Multiplatform Subscribers"), EchoStar shall pay Network an incremental fee calculated by dividing (A) the Multiplatform Programming Price by (B) the residential monthly retail rate a Subscriber is charged by EchoStar for the Service and multiplying by the regular Fee as set forth in Exhibit A provided that in no event shall Network receive [*] with respect to each Multiplatform Subscriber.

          (e)    Payment.    The Fees (including with respect to VOD Content) shall be due and payable no later than sixty (60) days after the end of each calendar month during which the applicable Reporting Period ends. EchoStar shall make payment by check made payable to Network sent by ordinary mail to the address set forth for payments on Exhibit A or by any other method chosen by EchoStar. The payment of Fees shall be prorated for any partial Reporting Period during the Term.

          (f)    Free Preview.    EchoStar shall have the right from time to time to offer the Service free of charge to Service Subscribers or potential Service Subscribers (i) for up to [*] or (ii) for up to [*] (collectively, "Free Promotions"). EchoStar shall not be obligated to pay any Fees for Service Subscribers who are receiving Free Promotions. [*]

        7.    REPORTS; AUDITS:

          (a)    Reports.    No later than forty-five (45) days after the end of each Reporting Period during the Term, EchoStar shall deliver to Network a report setting forth: (i) the number of Service Subscribers for the applicable Reporting Period; and (ii) the Fees payable for the Reporting Period.

          (b)    Network's Audit Rights.    EchoStar agrees to keep and maintain accurate books and records of the number of Service Subscribers and the payment of Fees. During the Term and for one (1) year thereafter, Network shall have the right, upon at least sixty (60) days prior written notice, and at Network's expense, to conduct an audit of EchoStar's books and records that are reasonably necessary to verify the accuracy of the Fees paid by EchoStar; provided, that the audited books and records shall be limited to Service Subscriber counts and payment records relating directly to Network or the Service. The audit shall be conducted by an independent nationally-recognized certified public accounting firm approved by EchoStar, and the audit firm shall execute a non-disclosure agreement acceptable to EchoStar. Any audit shall be conducted during EchoStar's regular business hours (such hours to be determined in EchoStar's sole discretion) at EchoStar's office where the records are regularly maintained. Network's right to perform an audit shall be limited to once in any consecutive twelve (12)-month period, and Network shall not be entitled to audit for any particular time period more than once unless, in each instance, specific follow-up audits are required because of a bona fide dispute. Any audit shall be limited to the books and records of the preceding and current year only. All EchoStar reports, books and records, and the results of any audit, shall be deemed Confidential Information for purposes of the "Confidentiality" section of this Agreement. Network shall submit any claims of non-compliance as a result of an audit to EchoStar in writing within the earlier of (A) three (3) months after the auditors leave EchoStar's offices or (B) twenty-four (24) months after the close of the earliest month that is the subject of the claim, or else Network shall have waived its right, whether known or unknown, to collect any shortfall. Any claim as a result of an audit shall be limited to the current year and the immediate preceding year. [*]

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          (c)    EchoStar's Audit Rights.    Network agrees to keep and maintain accurate books and records with respect to its performance under this Agreement and its relationships with Other Distributors for the period of time during which Network is providing the Service to such Other Distributors and for a period of one (1) year thereafter. In order to verify Network's compliance with and/or to determine whether Network has given full effect to the terms of this Agreement (including without limitation the "Content of the Service" and the "Most Favored Nations" sections), during the Term and for one (1) year thereafter, EchoStar may, upon sixty (60) days written notice and at EchoStar's expense, during Network's regular business hours (such hours to be determined in Network's sole discretion) at Network's office where records are regularly maintained, audit all books and records relating to such obligations. EchoStar's right to perform the audit shall be limited to once in any consecutive twelve (12)-month period. Any audit with respect to Section 13 below (i.e. audits which require the use of third party contracts which are subject to confidentiality restrictions) shall be conducted by a nationally recognized public accounting firm or other outside consultant approved by Network, such approval not to be unreasonably withheld, qualified or delayed (each, an "Independent Auditor"). If the audit is conducted by an Independent Auditor and, as a result of the audit, the Independent Auditor determines that Network has fully complied with the "Most Favored Nations" section of the Agreement, then the Independent Auditor shall provide written notice to the parties stating only that Network has complied. If, as a result of the audit, the Independent Auditor determines that Network has failed to comply with the "Most Favored Nations" section of the Agreement, then Network shall either (A) grant to EchoStar, retroactively, the benefit of the provision which has been violated or (B) if Network has a bona fide dispute as to the findings of the Independent Auditor, authorize the Independent Auditor to provide to EchoStar only that limited information acquired during the course of the audit that is necessary for EchoStar to pursue its claim or claims related to Network's non-compliance. Any nonessential information shall not be disclosed to EchoStar by the Independent Auditor and shall remain strictly confidential. Under no circumstances, other than the limited circumstance set forth in the prior sentence, shall any information acquired during the course of the audit be disclosed to EchoStar by the Independent Auditor. In the event any audit determines that Network has breached an obligation in the "Most Favored Nations" section of this Agreement, or materially breached any other provision of the Agreement, then Network shall bear the cost of the audit. For clarity, the auditor conditions contained in this "Audit By EchoStar" subsection of this Agreement shall not apply to an audit conducted by EchoStar to verify compliance with any other obligation arising from this Agreement which does not require the use of third party confidential information. Any audit shall be subject to the "Confidentiality" section of this Agreement.

        8.    MARKETING AND USE OF MARKS:

          (a)    Network Marks.    Network hereby licenses to EchoStar, and EchoStar shall have the right to use, Network Marks (as defined below) to promote the Service and the Distribution System. Additionally, EchoStar shall have the right to provide Network Marks to its third party retail distribution network as well as third parties who are selling the Service by or through EchoStar (including by way of example but not limitation, Sub-distributors and co-branding partners). EchoStar acknowledges that the name and mark "Current. .. ." and any other of Network's names, trade names, service marks, trademarks and/or logos (including, without limitation, the names, titles or logos of certain programs that appear in the Service and any subsequently selected names or marks for the Service) (collectively, the "Network Marks") are the exclusive property of Network and its suppliers and that EchoStar has not and will not acquire any proprietary rights in the Network Marks other than as set forth in this Agreement. Except as provided in this Agreement, EchoStar shall at no time adopt or use, without Network's prior written consent, any variation of the Network Marks, or any work or mark likely to be similar to or confused with a Network Mark. Any and all goodwill arising from EchoStar's use of the Network Marks shall inure solely to the benefit of Network. EchoStar shall submit to Network for approval any of EchoStar's promotional materials mentioning or using the Network Marks (other than materials provided by Network to EchoStar, if any) which approval shall not be unreasonably withheld, conditioned or delayed. If Network fails to disapprove such promotional materials within five (5) business days of delivery by EchoStar, then Network shall be deemed to have approved the submitted materials. Uses of the Network Marks in routine promotional materials such as program guides, program listings and bill stuffers, or in a manner previously approved by Network, shall be deemed approved for all subsequent uses unless Network specifically notifies EchoStar to the contrary.

          (b)    EchoStar Marks.    Subject to this subsection of the Agreement, Network shall have the limited right to use EchoStar Marks (as defined below) to promote the Service as distributed over the Distribution System to prospective Service Subscribers in the Territory. Subject to the terms and conditions contained in this Agreement, EchoStar agrees to permit Network to use EchoStar's name, trade name, service marks, trademarks, and logos ("EchoStar Marks") to market the Services to potential Service Subscribers; provided, that any such use is subject to EchoStar's prior written approval with respect to each and every use. EchoStar's approval shall be deemed to have been withheld if not specifically given. Network acknowledges and agrees that the name, trade name and service mark "DISH Network" and any and all other EchoStar Marks are the exclusive property of EchoStar and its Affiliates and that Network has not and will not acquire any proprietary rights in EchoStar Marks by reason of this Agreement or otherwise. Except as provided in this Agreement, Network shall at no time adopt or use, without EchoStar's prior written consent, any variation of the EchoStar Marks, or any work or mark likely to be similar to or confused with the EchoStar Marks. Any and all goodwill arising from Network's use of the EchoStar Marks shall inure solely to the benefit of EchoStar.

          (c)    Marketing by EchoStar.    Network shall provide to EchoStar, upon EchoStar's request, marketing and promotional advice for purposes of marketing the Service. Further, Network will make available to EchoStar, upon the same terms provided to any Other Distributor, promotional, marketing and sales and other Service-related materials related to the Service which it produces or provides to Other Distributors, and will make available to EchoStar, at prices not exceeding Network's actual cost, reasonable quantities of any additional materials EchoStar may request. The Service shall be listed on EchoStar's electronic program guide or other navigational tools on the Distribution System.

          (d)   [*]

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          (e)    Clips.    EchoStar and its Affiliates and Sub-distributors, and/or any person or entity that is a part of EchoStar's retail distribution chain, may use recorded portions of the Service, generally up to fifteen (15) seconds in length, and may create, edit, reproduce and exhibit promotional segments or clips of the programming on the Service, for promotional and marketing purposes related to the Service and/or the Distribution System.

          (f)    Intentionally deleted.

          (g)    Communications.    Network acknowledges that it could cause EchoStar significant harm by the nature of Network's communications to Subscribers and/or governmental entities whose opinions and actions could adversely affect EchoStar. Network warrants that it will not engage in any communications with Subscribers or governmental entities without EchoStar's prior written approval if such communications could reasonably be expected to adversely interfere with EchoStar's relations with the Subscribers or governmental entities. Except as otherwise set forth in this Agreement, this provision shall not apply to (i) subject to the "Advertising Restrictions" subsection of the "Content of the Services" section of this Agreement, any national advertising, promotion or marketing by Network in connection with the Service including, without limitation, any web site operated by Network, (ii) any proceeding before any judicial body, or (iii) communications with Congress or with any other branch or agency of the Federal government.

        9.    REPRESENTATIONS AND WARRANTIES:

          (a)    Mutual Warranties.    Each party represents and warrants to the other that: (i) it is duly organized, validly existing and in good standing under the laws of the state or country under which it is organized; (ii) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (iii) the individual executing this Agreement on its behalf has the authority to do so; and (iv) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

          (b)    Network Warranties.    Network represents, warrants and covenants to EchoStar that:

            (i)    The Service is of a high quality that at least meets the standards of quality, with respect to audio and visual quality and quality of content, that is standard in the video programming industry.

            (ii)   it presently has and will continue to have, at all times during the Term, all rights necessary (including, without limitation, to grant EchoStar the right to use the Network Marks) to grant EchoStar the rights contracted for by EchoStar under this Agreement free and clear of all liens, restrictions, charges, claims and encumbrances.

            (iii)  it has obtained and will maintain throughout the Term all licenses, permits, exemptions, authorizations and consents necessary to fully perform this Agreement.

            (iv)  it and the Service presently are, and will remain at all times during the Term, in full compliance with the Law, including without limitation all Laws enforced, administered, promulgated or pronounced in the United States and in the country or countries in which the content for the Service originated.

            (v)   it has licensed and will be responsible to pay all copyright, royalty or other performance rights and licenses, including without limitation "through-to-the-viewer" music performance rights for the Service and/or any other rights necessary from ASCAP, BMI, SESAC and any other applicable performing rights organizations or other applicable entities, and shall maintain all such rights and licenses throughout the Term.

            (vi)  no third party has or, to the best knowledge of Network, no third party has claimed, any rights which would be inconsistent with the rights granted to EchoStar in this Agreement.

            (vii) the Service will not contain any material which is obscene, libelous, slanderous, indecent or defamatory, nor will it contain any material which violates or infringes any copyright, trademark, right of privacy or literary or dramatic right or any other right of any person or entity pursuant to the Law of the United States and/or applicable to the Territory or any portion thereof.

            (viii)  it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance under this Agreement.

          (c)    EchoStar Warranties.    EchoStar represents, warrants and covenants to Network that:

            (i)    it presently has and will continue to have at all times during the Term all rights necessary to grant Network the right to use the EchoStar Marks as permitted hereunder.

            (ii)   it presently is, and will remain at all times during the Term, in material compliance with all material applicable Laws with regard to its ability to perform its obligations under this Agreement.

        10.    INDEMNIFICATION:

          (a)    Network's Indemnification.    Network shall indemnify, defend and hold harmless EchoStar, its Affiliates, each of their respective assigns, heirs, successors and legal representatives, and each of their present and future contractors, subcontractors, authorized distributors, authorized Subdistributors, directors, members, officers, employees and agents, and each of their respective assigns, heirs successors and legal representatives (collectively, the "EchoStar Indemnitees") from, against and with respect to any and all claims, losses, damages, lawsuits, judgments, actions, penalties, liabilities, costs and expenses (including reasonable court costs and attorneys' fees) (collectively, "Claims") incurred in connection with or arising out of: (i) the breach or alleged breach or default by Network of any provision contained in the Agreement; (ii) the content of the Service (including, without limitation, advertising spots and Direct On-air Sales Programming), including, without limitation, any claims alleging that the transmission of any content is defamatory, libelous, slanderous. obscene, or violates or infringes any copyright, trademark, right of privacy or literary, dramatic or music performance right or any other right of any person or entity; (iii) the sale or marketing of any products or services by, through or on the Service including, without limitation, claims related to product liability, patent, trademark, copyright infringement, right of privacy or publicity, express or implied warranties, warranties relating to compliance with Laws and personal injuries (physical, economic or otherwise), to any person who may use, consume or be affected by the products and services sold or marketed by, through or on the Service; (iv) Network's or the Service's failure to comply with all Laws or any other failure on Network's part that causes EchoStar to violate any Law or court or administrative decree; and (v) Network's failure to have acquired at the pertinent time when all or part of the Service is made available to Affiliate, good title to, and/or each and every property right or other right necessary for it to satisfy the obligations imposed on it pursuant to this Agreement.; (vi) Network's advertising and marketing of the Service; (vii) Network's use of the EchoStar Marks inconsistent with EchoStar's instructions; (viii) any other materials relating to the Service, including without limitation advertising or promotional copy supplied or permitted by Network; and (ix) any interruptions in the transmission of the Service to EchoStar.

          (b)    EchoStar's Indemnification.    EchoStar shall indemnify, defend and hold harmless each of Network, its Affiliates, each of their respective assigns, heirs, successors and legal representatives, and each of their present and future directors, officers, employees and agents, (collectively, the "Network Indemnitees") from, against and with respect to any and all Claims incurred in connection with any claim against the Network Indemnitees arising out of: (i) the breach or default by EchoStar of any provision contained in the Agreement; and (ii) the advertising or other materials created by EchoStar and inserted in the Service by EchoStar (unless the relevant materials are created and inserted at the direction of Network or approved by Network pursuant to this Agreement).

          (c)    Claim.    A party claiming indemnification under this section of the Agreement shall promptly notify the other party in writing of any Claim for which indemnification is sought (an "Indemnification Claim"). The indemnifying party shall undertake the defense of the Indemnification Claim and permit the indemnified party to participate in the defense using counsel of its choosing at the indemnifying party's expense. If, in the reasonable discretion of EchoStar, Network fails to diligently pursue an Indemnification Claim for which it is the indemnifying party, then EchoStar may assume the control of the Indemnification Claim at Network's expense. The indemnified party, at the indemnifying party's cost, will cooperate fully in the defense of the Indemnification Claim. The settlement of any Indemnification Claim, in whole or in part, by an indemnified party, without the indemnifying party's prior written consent, shall release the indemnifying party from its obligations hereunder with respect to the portion of the Indemnification Claim settled.

        11.    INSURANCE:    Network represents, warrants and covenants that it has procured and shall maintain during the Term, at its sole expense, the following insurance coverage from insurers having at least a "Best's" rating of A-VII: (i) commercial general liability insurance providing coverage, at a minimum, for bodily injury, death, personal injury and property damage occurring or arising out of the performance of this Agreement, premises operations, products/completed operations, independent contractor's protective coverage and blanket contractual liability for both oral and written contracts at liability limits of not less than (A) [*] each occurrence for bodily injury and property damage, (B) [*] in the aggregate for products/completed operations and premises operations, (C) [*] in the aggregate for independent contractor's protective coverage and blanket contractual liability, (D) [*] in the aggregate for personal and advertising injury and (E) [*] policy general aggregate limit; and (ii) Media Perils Liability insurance (also commonly known as broadcasters' liability or errors and omissions) that, at a minimum, covers Network's media activities, including, without limitation, production of programming, the Service and all elements thereof and all programming licensed or distributed by Network pursuant to this Agreement (including, without limitation, original programming, marketing activities, sales promotions and other activities), with coverage for, at a minimum, the offenses of defamation of character or reputation, invasion of privacy, infringement of trademark, title, slogan, trade name or service mark, infringement of copyright or misappropriation of ideas, at a liability limit of [*] in any one (1) policy period and a maximum self-insured retention of [*] or such other retention as agreed to by EchoStar in its sole and absolute discretion. Each insurance policy required by this section shall be endorsed to provide that (A) EchoStar and its Affiliates are named as additional insureds, that the

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

proceeds of the insurance policy are payable to EchoStar and that the policy provides primary and non-contributory coverage to EchoStar and its Affiliates, irrespective of any insurance carried by EchoStar or its Affiliates, whether it be primary, excess, contingent or on any other basis; and (B) the policy provides coverage on an "occurrence," and not a "claims-made," basis. Network shall provide to EchoStar certificates of insurance as evidence of maintenance of all insurance policies required by this section prior to or contemporaneously with the execution of this Agreement. Each certificate shall indicate that (Y) the pertinent insurance policy shall not be canceled or modified except upon delivery of thirty (30) days' prior written notice to EchoStar and (Z) the words "pertains to all operations and projects performed on behalf of the certificate holder" are included in the description portion of the certificate. Notwithstanding the foregoing, Network shall not make any revisions to any policy that could materially and adversely affect EchoStar's rights without EchoStar's prior written consent. In addition, such certificates shall indicate coverage for the entire Term, or Network shall provide to EchoStar, not later than thirty (30) days prior to the expiration of any policy, a subsequent certificate of insurance as evidence that the pertinent insurance continues in full force and effect. The fulfillment by Network of its obligations in this section shall not relieve Network of any liability under this Agreement or in any way modify Network's obligations to indemnify EchoStar and its Affiliates.

        12.    EARLY TERMINATION RIGHTS:    In addition to all other rights to termination specifically set forth in this Agreement or available at law or in equity, either party shall have the right to terminate this Agreement if the other party has (a) breached any of its material obligations under this Agreement (unless the breach is cured within the thirty (30)-day period following receipt of notice of the breach; provided, that if a shorter or longer cure period is provided elsewhere in this Agreement for a particular breach, then such shorter or longer cure period shall apply and, in the case where immediate termination is provided for elsewhere in this Agreement, immediate termination shall apply. Each party agrees and acknowledges that there are certain breaches which are incapable of being cured and are therefore not subject to the thirty (30) day cure period); (b) filed a petition in bankruptcy, is insolvent, or has sought relief under any law related to its financial condition or its ability to meet its payment obligations; or (c) had any involuntary petition in bankruptcy filed against it, or any relief under any such law has been sought by any of its creditors, unless the involuntary petition is dismissed, or the relief is denied, within thirty (30) days after it has been filed or sought. In addition to and without limiting the generality of the foregoing, EchoStar shall have the immediate right to terminate this Agreement without liability upon notice to Network if delivery of the Service by Network to EchoStar is discontinued or interrupted for a continuous period of sixty (60) days. In addition to any other rights that EchoStar may have at law or in equity, any adjudicated breach by Network of the Subscription Agreement, the Certificate Of Designation And Preferences Of Interests To Be Represented By Special Series U Non-Voting Common Shares Of Current Media, LLC or Exhibit A thereto, entered into between EchoStar Media Holdings Corporation and Current Media, LLC dated as of the Effective Date; shall constitute a material breach of this Agreement allowing EchoStar, at its exclusive option, to immediately terminate this Agreement. The right to terminate in any case shall be in addition to and without limiting any other rights or remedies the terminating party may have. For clarity, EchoStar's right to terminate this Agreement shall apply with respect to the Service on a channel per channel basis (i.e. EchoStar shall have the right to terminate the Service with respect to a particular channel or set of channels based upon Network's breach of this Agreement as it relates to such channel or channels without terminating this Agreement in whole).

        13.    MOST FAVORED NATIONS:

          (a)   [*]

            (1)   More Favorable Provisions. Network agrees that if, as a result of any past, current or future license or other agreement entered into with any Other Distributor, an Other Distributor receives [*] (each a "More Favorable Terms(s)") then, subject to the terms of this "Most Favored Nations" section of the Agreement, [*] Without limiting the generality of any term in this Agreement and for purposes of increased clarity the parties agree that a More Favorable Term shall include without limitation any [*]

            (2)   [*] Network agrees that if, as a result of any past, current or future license or other agreement entered into with any Other Distributor, an Other Distributor [*]

          (b)   [*]    If and to the extent that Network is required to offer EchoStar the benefit of any More Favorable Term and/or Lower NESR in accordance with subsection (a) above, then Network shall promptly[*]

          (c)   [*]    For purposes of this Section 13, the term "enter into" shall mean the entering into, amendment of, renewal of, or extension of a license or other agreement, whether embodied in a written agreement or otherwise (e.g., side letters or oral or written agreements), or whether due to the refraining from the enforcement of a provision. [*]

          (d)   Conditions.    If and to the extent that the grant of any More Favorable Term and/or Lower NESR [*] In order for a particular condition to be a "Condition" it must be a condition which: [*]

          (e)   [*]    For purposes of this "Most Favored Nations" section of the Agreement, the calculation of net effective subscriber rate ("NESR") shall be based on [*]

          (f)    Certification.    Upon EchoStar's request and without request upon each annual anniversary date of the Effective Date, Network agrees to provide to EchoStar a written certification signed by Network's Chief Financial Officer that Network: (i) is in compliance with this Section 13 and (ii) has not taken any action or refrained from taking any action designed with the intent of, or having the effect of, frustrating, interfering with or otherwise circumventing the application of this "Most Favored Nations" section of this Agreement or EchoStar's ability to receive any such More Favorable Term. [*] In the event that, as a result of such audit or review, EchoStar determines that it is entitled to any More Favorable Term, EchoStar shall notify Network in writing of its determination and this Agreement shall be deemed amended to include the More Favorable Term.

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        14.    NOTICES:    All notices and consents in connection with this Agreement shall be in writing and shall be sent postage prepaid by certified mail, return receipt requested; by hand delivery; by facsimile transmission or by Federal Express or similar overnight delivery service, to the other party at the following address (unless either party at any time designates another address for itself by notifying the other party by certified mail, in which case the new address shall be used).

To Network:	To the address listed above Attention: Chief Operating Officer Fax No. [*] With a Copy to the address listed above
	Attention:	Sr. Vice President, Business Affairs Fax No. [*]
To EchoStar:	EchoStar Satellite L.L.C. 9601 South Meridian Boulevard Englewood, Colorado 80112
	Attn:	Senior Vice President, Programming Fax No. [*]
	cc:	Office of the General Counsel Fax No. [*]

        Notice or consent given by hand delivery shall be deemed given on delivery. Notice or consent given by certified mail, return receipt requested shall be deemed given the date set forth on the receipt. Notice or consent given by Federal Express or similar overnight delivery service shall be deemed given on the next business day following delivery of the notice, report or consent to such service with instructions for overnight delivery. Notice or consent given by facsimile transmission shall be deemed given on the date indicated on the confirmation of transmission.

        15.    CONFIDENTIALITY:

          (a)    Confidential Information.    Neither EchoStar nor Network shall disclose (orally, in writing, by press release or by public disclosure of any kind or otherwise) to any third party (other than their respective officers, directors and employees, in their capacity as such, and on a need-to-know basis, and each parties' respective auditors, consultants, financial advisors, lenders, attorneys and existing and potential third-party financial investors in Network, the Service or EchoStar, subject to a confidentiality agreement between the relevant party and such third-party financial investors) any Confidential Information except: (i) to comply with the Law; (ii) to the extent necessary to comply with the valid order of an administrative agency or a court of competent jurisdiction, in which case redacted to the greatest extent possible, in which event the party making such disclosure shall so notify the other as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (iii) in order to enforce its rights pursuant to this Agreement; or (iv) if mutually agreed to in writing in advance by EchoStar and Network. For purposes of this Agreement, "Confidential Information" shall mean all non-public information disclosed by one party to the other in connection with this Agreement, the Service or delivery of the Service including without limitation technical information, technical or marketing tests, product plans, and information with respect to the terms and provisions of this Agreement, including its existence. Network acknowledges and agrees that any and all Subscribers shall be deemed customers of EchoStar and that any and all information relating to Subscribers including without limitation the names, addresses, and any other personally

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

identifying information of any Subscriber ("Subscriber Information") shall be Confidential Information. EchoStar shall have absolutely no obligation whatsoever to (and nothing in this Agreement shall require EchoStar to) disclose Subscriber Information to Network or anybody acting on Network's behalf. If agreed to in writing by both parties in advance, within thirty (30) days after the execution of this Agreement, Network and EchoStar may issue, either separately or jointly, a press release or public announcement concerning this Agreement; provided, that the content of the press release or public announcement shall be mutually agreed upon, in writing, by Network and EchoStar prior to such release.

          (b)    Equitable Relief.    Each party agrees that a breach of this section will result in the substantial likelihood of irreparable harm and injury to the other party for which monetary damages alone would be an inadequate remedy, and which damages are difficult to accurately measure. Accordingly, each party agrees that the other party shall have the right, in addition to any other remedies available to it, to obtain immediate injunctive relief as well as other allowable equitable relief for any breach or potential breach of this section. The right to equitable relief will be in addition to any other right or remedy available under this Agreement, at law or in equity.

        16.    MISCELLANEOUS:

          (a)    Assignment.    This Agreement shall inure to the benefit of and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and assigns. Notwithstanding the foregoing, neither party may assign or otherwise transfer any of its rights or obligations under this Agreement, in any manner, direct or indirect, contingent or otherwise, in whole or in part, voluntarily or by operation of law without the prior express written consent of the other party; notwithstanding the foregoing, EchoStar's consent(s) to such assignments in connection with Company financing transactions shall not be unreasonably withheld. Notwithstanding the foregoing, either party shall have the right to assign some or all of its rights and/or obligations under this Agreement, without obtaining the consent of the other, to (i) an Affiliate; (ii) a successor entity to its business, whether by merger or by sale of all or substantially all of its assets or stock; (iii) any entity in which the assigning party or its Affiliates have any direct or indirect equity investment; and (iv) any other entity directly or indirectly controlled by any of the foregoing. In the event of any valid assignment of this Agreement in accordance with the terms of this subsection, the assigning party shall be relieved of all obligations arising after the assignment, and the non-assigning party shall look solely to the assignee for enforcement of such obligations.

          (b)    Limitation of Liability.    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT WITH RESPECT TO THE CONFIDENTIALITY AND INDEMNIFICATION OBLIGATIONS CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL ECHOSTAR OR ITS AFFILIATES BE LIABLE FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, OCCASIONED BY ANY FAILURE TO PERFORM OR THE BREACH OF ANY OBLIGATION UNDER THIS AGREEMENT FOR ANY REASON WHATSOEVER, WHETHER BASED ON NEGLIGENCE OR OTHERWISE AND WHETHER FORESEEABLE OR NOT. IN NO EVENT SHALL THE AGGREGATE LIABILITY OF ECHOSTAR AND ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT EXCEED THE FEES ACTUALLY PAID TO NETWORK BY ECHOSTAR DURING THE TERM.

          (c)    Governing Law.    This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Colorado, without regard to the conflict of law rules thereof. The Federal and state courts located in the State of Colorado shall have exclusive jurisdiction to hear and determine any claims, disputes, actions or suits which may arise under or out of this Agreement and each party hereby waives its right to make any claim to the contrary.

          (d)    Relationship.    Nothing in this Agreement shall be construed or implied to create a relationship of agency, partners, affiliates, joint employers, or joint venturers. Neither party shall have the power or authority to act for the other in any manner or to create obligations or debts which would be binding on the other. Neither party shall be responsible for any obligation of the other or be responsible for any act or omission of the other or any employee of the other. Network shall be responsible for all wages, salaries, taxes and expenses incurred for or by its employees. Neither party shall be, or hold itself out as, the agent of the other or as joint venturers under this Agreement. No Subscriber shall be deemed to have any privity of contract or direct contractual or other relationship with Network and no supplier of advertising or programming or anything else included in the Service by Network shall be deemed to have any privity of contract or direct contractual or other relationship with EchoStar by virtue of this Agreement. Network disclaims any present or future right, interest or estate in or to the transmission facilities of EchoStar and its Affiliates, such disclaimer being to acknowledge that neither EchoStar nor its facilities are common carriers.

          (e)    Force Majeure.    Notwithstanding any other provision in this Agreement, neither Network nor EchoStar shall have any liability to the other or any other person or entity with respect to any failure of Network or EchoStar, as the case may be, to transmit or distribute the Service or perform its obligations under this Agreement if the failure is due to any failure or degradation in performance of EchoStar's or Network's satellite(s) or any transponder on such satellite(s) or any failure or degradation of the Distribution System, or of any scrambling/descrambling equipment or any other equipment owned or maintained by others (including, without limitation, EchoStar's automated billing and authorization system), any failure at the origination and uplinking center used by Network or EchoStar (including without limitation the Facility), any labor dispute, fire, flood, riot, legal enactment, government regulation, Act of God, or any cause beyond the reasonable control of Network or EchoStar, as the case may be (a "Force Majeure"), and such non-performance shall be excused for the period of time such failure(s) causes non-performance; provided, however, that if EchoStar determines in its sole discretion that it is commercially or technically unfeasible to cure a Force Majeure with respect to the Distribution System or satellite and so notifies Network, then either party may terminate this Agreement effective upon written notice to the other party. The parties acknowledge and agree that although the Service may at any given time be uplinked to only one of several satellites, failure or degradation in any of the satellites may require EchoStar to reduce the number of programming services available for allocation among all of the satellites, with such reduction including, without limitation, curtailment or termination of the distribution of the Service by EchoStar, at EchoStar's sole discretion. Accordingly, EchoStar shall have no liability for its failure to distribute the Service in the event of a failure or degradation of any of the satellites or the transponders on any such satellites, regardless of whether the satellite to which the Service is uplinked at the time of the failure or degradation is itself the subject of the failure or degradation. If the Service is interrupted or discontinued as a result of a Force Majeure, EchoStar shall have the right, immediately, to insert programming of its choice on the channel identified with the Service until the Service is fully operational again. Credit will be given to EchoStar on that portion of the Service that is affected by any interruption during any Reporting Period equal to the product of (x) the Fees that would be due for the Reporting Period assuming no interruption of the Service during the Reporting Period multiplied by (y) a fraction, the numerator of which is the total number of hours that the Service is interrupted during the Reporting Period and the denominator of which is the total number of hours that the Service would have been distributed absent the interruption(s).

          (f)    Severability.    The invalidity under applicable Law of any provision of this Agreement shall not affect the validity of any other provision of this Agreement. In the event that any provision in this Agreement is determined to be invalid, unenforceable or illegal, (A) the provision shall be reformed to the minimum extent necessary to cause the position to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement or (B) if the provision cannot be so reformed, the provision shall be severed from this Agreement and the remainder of the Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid, unenforceable or illegal provision were not contained in the Agreement.

          (g)    Survival.    Any provision of this Agreement which logically would be expected to survive termination or expiration of the Agreement shall survive termination or expiration. In addition and not in limitation of the foregoing, all representations, warranties, covenants, indemnifications, confidentiality obligations, audit rights and limitations of liability shall survive the termination or expiration of this Agreement.

          (h)    No Inference Against Author.    Network and EchoStar each acknowledge that this Agreement was fully negotiated by the parties and, therefore, no provision of this Agreement shall be interpreted against either party because that party or its legal representative drafted the provision.

          (i)    Headings; References.    The titles and headings of the sections in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement. Any reference in this Agreement to a "section" or an "exhibit" shall, unless the context expressly requires otherwise, be a reference to "section" in, or an "exhibit" to this Agreement. Any reference in this Agreement to the singular form of a word shall automatically include the plural form of the word, if applicable, and any reference to the plural shall include the singular, if applicable. Forms of the word "include" mean "including, without limitation;" and references to "hereunder," "herein," "hereof," and the like, refer to this Agreement.

          (j)    Waivers; Cumulative Remedies.    The failure of either party to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or similar nature. Any waiver of any provision of this Agreement must be in writing. All rights and remedies reserved to either party shall be cumulative and shall not be in limitation of any other right or remedy which such party may have at law or in equity.

          (k)    Integration.    This Agreement, together with any documents and exhibits specifically referred to in this Agreement, constitute the entire agreement between the parties to this Agreement. All exhibits referenced in this Agreement are hereby incorporated in the Agreement by this reference. This Agreement may not be modified except in a writing executed by both parties. Except as expressly provided by this Agreement, no party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (i) in writing, (ii) bears a date contemporaneous with or subsequent to the date of this Agreement, and (iii) is agreed to by both parties. On execution of this Agreement, all prior agreements and understandings between the parties shall be null and void. The parties specifically acknowledge there are no unwritten side agreements or oral agreements between the parties which alter, amend, modify or supplement this Agreement.

          (l)    Change in the Law.    Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Law is changed in a way that makes any term of this Agreement illegal or unenforceable, or changes the intent (including without limitation the economic, marketing, packaging or other intent) of any provision of this Agreement, or of this Agreement as a whole, the parties shall negotiate in good faith regarding a modification of the Agreement to account for such change in the Law. If the parties are unable to mutually agree to a modification of the Agreement, EchoStar may, at its sole discretion, either terminate the Agreement without liability or deem the affected term eliminated from the Agreement.

          (m)    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original and all such counterparts together shall constitute but one and the same instrument.

          (n)    No Third Party Beneficiaries.    The provisions of this Agreement are for the exclusive benefit of the parties to the Agreement and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

          (o)    Right of Offset.    EchoStar shall have the right to offset, against any payments due to Network in this Agreement, any amounts owed by Network or any of its Affiliates to EchoStar or any of its Affiliates under this or any other agreement.

          (p)    Payment from Service Subscriber.    Under no circumstances shall Network collect a payment directly from a Service Subscriber for any programming or other material received by the Service Subscriber pursuant to this Agreement. If Network receives such a payment, it shall immediately forward the payment to EchoStar.

        The parties hereto have executed this Agreement as of the date first above written.

ECHOSTAR:		NETWORK:
EchoStar Satellite L.L.C.		Current TV, LLC
By:	/s/	By:	/s/ JOEL HYATT
Title:	SVP-Progr	Title:	CEO

ECHOSTAR SATELLITE CORPORATION
AFFILIATION AGREEMENT
EXHIBIT A

FEES

EchoStar shall pay to Network a monthly Fee for each Subscriber in the amount of [*]. Commencing one (1) year following the Launch Date, and on each anniversary thereof (each, a "CPI Adjustment Date"), the monthly Fee shall be increased by the percentage increase, if any, in the Consumer Price Index, Urban U.S. City Average of "All Items" (as published by the Bureau of Labor Statistics of the United States Department of Labor), during the twelve (12) month period ending with the month of November that immediately precedes the relevant CPI Adjustment Date.

Network Payment Address:	CURRENT TV, LLC 118 King Street San Francisco, CA 94107 ATTN: Accounts Receivable

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT B TO THE AGREEMENT DATED JANUARY 29, 2007 BETWEEN
CURRENT TV, LLC AND ECHOSTAR SATELLITE L.L.C.

CURRENT TV

DIRECT RESPONSE ADVERTISING POLICY

Current TV will accept Direct Response advertising based on the following guidelines:

  •
  Reasonable efforts should be made to place commercials advertising products that either target or are suitable for Current TV's 18-34 year old audience.

  •
  All products for ingestibles must have FDA approval. All claims must be substantiated.

  •
  No genital enhancement products or bodily excretion cleaning products.

  •
  No dating services, chat lines, or advertisements that are sexual or prurient in content.

  •
  No advertisements for gambling or illegal products.

  •
  All commercials must have an active 800 number.

  •
  Commercials cannot instruct the viewer to call the 800 number now or within the next few minutes so that viewing to Current is not interrupted.

  •
  All advertising must conform to all applicable legal and regulatory guidelines, including the Federal Trade Commission's Mail and Telephone Sales Order Rule.

  •
  The price plus additional charges (shipping and handling, COD, and the like) must be disclosed. When the price is disclosed in audio, the additional charges must also be disclosed in audio.

  •
  The time necessary for the consumer to receive the merchandise must be reasonable. Anticipated delivery of more than thirty (30) days after the order is placed requires an affirmative disclosure of the time it will take to deliver the product.

  •
  Current TV reserves the right to refuse or remove any direct response commercial that does not comply with the standard policy.

  •
  All units are pre-emptible, without prior notice to the advertiser and will not be made good.